As filed with the Securities and Exchange Commission on December 6, 2005
Registration Number: 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VERIDIUM CORPORATION
(Exact name of Registrant as specified in Charter)

Delaware	59-3764931
(State of Incorporation)	(I.R.S. Employer I.D. Number)

1 Jasper Street, Paterson, NJ 07522
(Address of Principal Executive Offices)

2005 EMPLOYEE INCENTIVE PLAN
(Full Title of Plan)

KEVIN KREISLER
Veridium Corporation
1 Jasper Street
Paterson, NJ 07522
                                    (973) 942-7700
(Name, Address and Telephone Number of Agent for Service)

Copy to:
ROBERT BRANTL, ESQ.
322 Fourth Street
Brooklyn, NY 11215
(718) 768-6045

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.001 par value	50,000,000 shares	$0.02	$1,000,000	$107.00

(1)
This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)
The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 50,000,000 shares by $0.02, the closing price of shares of the Common Stock on the OTC Bulletin Board on December 5, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Veridium Corporation is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)	Veridium’s Annual Report on Form 10-KSB for the year ended December 31, 2004;

(b)	Veridium’s Current Report on Form 8-K dated February 3, 2005;

(c)	Veridium’s Current Report on Form 8-K dated February 22, 2005;

(d)	Veridium’s Quarterly Report on Form 10-QSB for the Quarter ended March 31, 2005;

(e)	Veridium’s Current Report on Form 8-K dated April 4, 2005;

(f)	Veridium’s Current Report on Form 8-K dated May 12, 2005;

(g)	Veridium’s Current Report on Form 8-K dated June 30, 2005;

(h)	Veridium’s Quarterly Report on Form 10-QSB for the Quarter ended June 30, 2005;

(i)	Veridium’s Current Report on Form 8-K dated September 2, 2005;

(j)	Veridium’s Current Report on Form 8-K dated September 22, 2005;

(k)	Veridium’s Quarterly Report on Form 10-QSB for the Quarter ended September 30, 2005;

(l)	Veridium’s Current Report on Form 8-K dated October 14, 2005;

(m)	Veridium’s Current Report on Form 8-K dated October 25, 2005;

(n)	Veridium’s Current Report on Form 8-K dated November 23, 2005;

(o)	the description of Veridium Common Stock contained in the Registration Statement on Form 10-SB filed on August 27, 1998 by KBF Pollution Management, Inc., the predecessor to Veridium.

Veridium is also incorporating by reference all documents hereafter filed by Veridium pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Robert Brantl, Esq., counsel to Veridium, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Veridium.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	2005 Employee Incentive Plan

5	Opinion of Robert Brantl, Esq.

23.1	Consent of WithumSmith & Brown, P.C.

23.2	Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.	Undertakings.

Veridium hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Veridium pursuant to the provisions of the Delaware General Corporation Law or otherwise, Veridium has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Veridium of expenses incurred or paid by a director, officer or controlling person of Veridium in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Veridium will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

REOFFER PROSPECTUS

VERIDIUM CORPORATION

50,000,000 Shares of Common Stock

The shares are being offered by persons who are officers, directors or otherwise control persons of Veridium Corporation. They acquired the shares from Veridium, either as the recipients of grants of stock or by exercising stock options issued to them by Veridium.

The selling shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Veridium common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

Veridium common stock is listed for trading on the OTC Bulletin Board under the trading symbol “VRDM.OB.”

Purchase of Veridium common stock involves substantial risk. Please see “Risk Factors,” which begins on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Veridium Corporation
1 Jasper Street
Paterson, NJ 07522
973-942-7700

The date of this prospectus is December 6, 2005

TABLE OF CONTENTS

RISK FACTORS	-2-

SELLING SHAREHOLDERS	-3-

OTHER AVAILABLE INFORMATION	-4-

INDEMNIFICATION	-5-

RISK FACTORS

You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Veridium is currently in default on some of its debt.

Veridium is currently in default of its Laurus Financing agreement due to its failure to register certain securities. The entire Laurus financing is now due upon demand. As of September 30, 2005 this amount totaled $2,025,742 and has not been demanded. If this amount is demanded, Veridium would have to find alternative financing or liquidate assets to satisfy the demand.

The conversion of our convertible debentures, the exercise of our outstanding warrants and options and the Company’s various anti-dilution and price-protection agreements could cause the market price of our common stock to fall, and may have dilutive and other effects on our existing stockholders.

The conversion of our outstanding convertible debentures, and the exercise of our outstanding warrants and options could result in the issuance of up to 7,070,348 shares of common stock, assuming all outstanding warrants and options are currently exercisable, and taken with the Company’s various anti-dilution and price-protection agreements, are subject to adjustment pursuant to certain anti-dilution and price-protection provisions.

Such issuances would reduce the percentage of ownership of our existing common stockholders and could, among other things, depress the price of our common stock.  This result could detrimentally affect our ability to raise additional equity capital.  In addition, the sale of these additional shares of common stock may cause the market price of our stock to decrease.

Our external auditors have issued a going concern opinion at December 31, 2004.

The Company incurred a net loss of $3,623,005 for the nine months ended September 30, 2005. As of September 30, 2005 the Company had $59,048 in cash, and current liabilities exceeded current assets by $ 3,411,644 including $2,025,742 in liabilities that are convertible into equity. These matters raise substantial doubt about the Company's ability to continue as a going concern.

The company received a Federal Grand Jury subpoena regarding an incident occurring in February of 2004.

The Company has received a federal grand jury subpoena from the Middle District of Pennsylvania requiring the production of original records in regards to an incident that occurred in February of 2004, where a tanker truck of liquid wastes, shipped from the Company's New Jersey recycling facility by a private carrier to a destination in Pennsylvania, overheated on the highway, causing no injuries, but requiring emergency response services, including redirecting traffic. If this investigation leads to successful legal action against the company, substantial penalties may be imposed and business may be lost, jeopardizing continuing operations at the New Jersey Recycling Facility.

The Company’s New Jersey operation is subject to a number of complaints by the New Jersey Department of Environmental Protection.

The Company is subject to a number of complaints from the New Jersey Department of Environmental Protection (“NJDEP”) related to past operations at Paterson from 1999 to 2004.  The Company has reserved $250,000 to cover the assessed penalties.  The NJDEP has indicated a strong desire to settle these actions in a global settlement and Veridium has worked with the NJDEP to settle at this amount. This agreement is almost completed.

The company’s New Jersey recycling operation was subject to continuous operating losses and therefore closure.

Diligent and extensive measures had been taken to reduce costs and increase revenue at the Company’s New Jersey Recycling Facility. These efforts did not result in this facility operating as a profitable center in the marketplace Because of this, the company’s operation has stopped accepting wastes and a plant shutdown has begun. Potential closure costs could be higher than expected and therefore lead to higher than anticipated losses for the company.

SELLING SHAREHOLDERS

The table below contains information regarding the individuals who are using this prospectus to offer common shares.

Selling Shareholder	Position	Shares Owned Before Offering	Number of Shares Offered	Shares Owned After Offering	Percentage of Class Held After Offering

OTHER AVAILABLE INFORMATION

Veridium Corporation is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)	Veridium’s Annual Report on Form 10-KSB for the year ended December 31, 2004;

(b)	Veridium’s Current Report on Form 8-K dated February 3, 2005;

(c)	Veridium’s Current Report on Form 8-K dated February 22, 2005;

(d)	Veridium’s Quarterly Report on Form 10-QSB for the Quarter ended March 31, 2005;

(e)	Veridium’s Current Report on Form 8-K dated April 4, 2005;

(f)	Veridium’s Current Report on Form 8-K dated May 12, 2005;

(g)	Veridium’s Current Report on Form 8-K dated June 30, 2005;

(h)	Veridium’s Quarterly Report on Form 10-QSB for the Quarter ended June 30, 2005;

(i)	Veridium’s Current Report on Form 8-K dated September 2, 2005;

(j)	Veridium’s Current Report on Form 8-K dated September 22, 2005;

(k)	Veridium’s Quarterly Report on Form 10-QSB for the Quarter ended September 30, 2005;

(l)	Veridium’s Current Report on Form 8-K dated October 14, 2005;

(m)	Veridium’s Current Report on Form 8-K dated October 25, 2005;

(n)	Veridium’s Current Report on Form 8-K dated November 23, 2005;

(o)	the description of Veridium Common Stock contained in the Registration Statement on Form 10-SB filed on August 27, 1998 by KBF Pollution Management, Inc., the predecessor to Veridium.

Veridium is also incorporating by reference all documents hereafter filed by Veridium pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Upon written request, Veridium will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference. We will provide the information at no cost to the person who requests it. Any such request should be made to Kevin Kreisler, Veridium Corporation, 1 Jasper Street, Paterson, NJ 07522.

Veridium files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other information, which may assist you in understanding our company. In addition, we have filed a registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering.

You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

INDEMNIFICATION

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Our certificate of incorporation provides that members of our board of directors are protected against personal liability to the fullest extent permitted by Delaware corporate law. Delaware corporate law permits a Delaware corporation to eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, improper payment of dividends, or transactions in which the director derived an improper personal benefit.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

*    *     *     *     *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Veridium Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paterson and the State of New Jersey on the 6th day of December, 2005.

VERIDIUM CORP.

By:	/s/ Kevin Kreisler
Kevin Kreisler, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on December 6, 2005.

/s/ Kevin Kreisler
Kevin Kreisler, Director,
Chief Executive Officer,
Chief Financial Officer,
Chief Accounting Officer